SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2017 (March 31, 2017)

KT HIGH-TECH MARKETING, INC.

(Exact name of the registrant as specified in its charter)

Delaware	000-55564	81-1004273
(State or other jurisdiction of	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14440 Big Basin Way, #12, Saratoga, CA 95070

(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (408) 663-5247

______________________________________________________

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14D-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On March 31, 2017, KT High-Tech Marketing, Inc. (the “Company”) loaned $300,000 to KULR Technology Corporation, a Delaware corporation (“KULR”). As previously disclosed, the Company and KULR entered into a non-binding letter of intent (the “LOI”) setting forth the parties’ understanding to negotiate a definitive agreement with respect to a proposed transaction (the “Proposed Transaction”) by which the Company would acquire KULR.

In connection with the Company’s loan to KULR, KULR issued to the Company a Promissory Note in principal amount of $300,000 (the “Promissory Note”). The Promissory Note carries an interest rate equal to 8% per annum, which accrued interest and principal are due and payable on March 31, 2018. In connection with the loan, the Company and KULR agreed to extend the targeted closing date for the Proposed Transaction set forth in the LOI to May 31, 2017. As of the date of this report, no definitive agreement contemplated by the LOI has been executed and no assurance can be made that such an agreement would be executed or, if executed, the Proposed Transaction would close.

The foregoing description of the terms of the Promissory Note does not purport to be complete and is subject to, and qualified in its entirety by reference to the Promissory Note, which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Exhibits.

Exhibits	Description
99.1	Promissory Note, due March 31, 2018, in favor of KT High-Tech Marketing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

KT HIGH-TECH MARKETING, INC.

Date:	April 5, 2017	By:	/s/ Michael Mo
Michael Mo
President & Chief Executive Officer